EXHIBIT 10.10



                 DESCRIPTION OF EDWARD WHELAN COMPENSATION PLAN


      In January 2004, our board of directors approved a one year executive compensation arrangement with Edward T. Whelan, our Chief Executive Officer, pursuant to which we will issue Mr. Whelan restricted shares of our common stock in consideration for his services as Chief Executive Officer during 2004. Under the terms of the arrangement, we will issue in respect of each month during 2004 a number of shares determined by dividing $12,000 by the product of 80% and the average low price for our common stock during such month. We will also issue to Mr. Whelan options to purchase an equivalent number of shares of our common stock. As additional consideration for his services, Mr. Whelan shall receive a $3,000 per month allowance for automobile expenses and living expenses.